CONSULTING AGREEMENT

This Agreement is made as of this December 11, 2004 by and between Sports Source Inc, (“the Company”) a corporation duly organized and existing under the laws of Delaware, with offices at 421 Seventh Avenue, 14th Floor, New York, NY 10001 and Darrell Lerner (“the Consultant”) with his address at 141 Great Neck Rd. Apt 2H Great Neck, NY 11021

WHEREAS, the Company is engaged in the business of providing online sports and fantasy sports information, content, and advice;

WHEREAS, the Consultant has substantial experience with the operations of a fantasy sports company, and with the formation, registration, and administration of public companies. Consultant also has relationships with potential funding sources consisting of institutional and accredited investors who may be interested in providing funding to the Company;

WHEREAS, the Consultant will provide management with all services necessary in order to have the Company’s common stock quoted on the OTC Bulletin Board. The Consultant will provide advisory consulting services rendering advice and assistance to the management of the Company pertaining to SEC and NASD related activities, assisting in the ongoing review and adjustment of the Company’s strategic plan, the Company’s financial and capital structure, and financing activities to position the Company as a viable, growth orientated public company., (collectively all of such services shall be known as the “Consulting Services”).

WHEREAS, the Company wishes to retain the services of the Consultant on the following terms and conditions:

1.

The Company hereby retains the services of the Consultant for a period of 2 years commencing on the date of the agreement is signed. Consultant shall perform Consulting Services on a reasonable basis as needed to assist with the development of the Company. In exchange for the Consulting Services, the Consultant shall receive One-Thousand Five Hundred dollars ($1,500) per month as compensation. Payment shall begin at the time the Company obtains a minimum of $15,000 in funding.

2.	The Consultant shall, employing his best efforts, assist the Company by the providing the services set forth above.

3.

The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude consultant from pursuing other projects.

4.

The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the

Consultant or any person or entity acting for or on behalf of the Consultant.

5.

The Company and its present and future subsidiaries jointly and severally, agree to indemnify and hold harmless the Consultant against any loss, claim, damage or liability whatsoever, (including reasonable attorneys’ fees and expenses), to which such indemnified party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement. So long as the Company has not provided counsel to the indemnified party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorney’s fees and expenses), subject to any understanding from such indemnified party to repay the Company or its subsidiaries if it is ultimately determined that such indemnified party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any indemnified party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat. The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding, provided that such indemnified party consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to such indemnified party, then the Company shall have the right to appoint alternative counsel for such indemnified party reasonably acceptable to such indemnified party, until such time as acceptable counsel can be appointed.

6.	This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

7.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

8.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or no similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

9.	This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

10.	The Parties agree that should any dispute arise in the administration of this Agreement, that the agreement shall be governed and construed by the Laws of the State of New York.

11.

This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

SPORTS SOURCE, INC.

BY:/s/ James Tubbs	BY:/s/ Darrell Lerner

          James Tubbs                                                                  Darrell Lerner